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                                                                 Rule 424(b)
                                                  Registration No. 333-60488
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                                   PROSPECTUS
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                              L. B. FOSTER COMPANY

                                  Common Stock
                                ($.01 Par Value)

                       1,500,000 Shares Offered Under The
              1985 Long-Term Incentive Plan as Amended and Restated

                                       And

                        900,000 Shares Offered Under The
              1998 Long-Term Incentive Plan as Amended and Restated

This Prospectus relates to the offer and sale of shares of Common Stock of L. B. Foster Company (the "Company") to certain present and former officers, directors and employees of the Company and its subsidiaries pursuant to the 1985 Long-Term Incentive Plan as Amended and Restated (the "1985 Plan") and the 1998 Long-Term Incentive Plan as Amended and Restated (the "1998 Plan"). Such persons (including "affiliates" of the Company as defined in Rule 405 under the Securities Act of 1933) may use this Prospectus for the reoffer or resale of such shares in brokers' transactions in the over-the-counter market, in privately negotiated transactions, or otherwise, and may be deemed to be "underwriters" as defined in the Securities Act of 1933 with respect to such resales. The Company will receive none of the proceeds from such resales. The Common Stock is traded in the over-the-counter market and is quoted in the Nasdaq National Market (Symbol: FSTR). The Company's executive offices are located at 415 Holiday Drive, Pittsburgh, Pennsylvania 15220 and its telephone number is (412) 928-3431.











                                -----------------

          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
           SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE
           SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS
                     PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

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              The date of this amended Prospectus is May 25, 2005.

                              AVAILABLE INFORMATION

L.  B.  Foster  Company  (the   "Company")  is  subject  to  the   informational
requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such material can be inspected and copied at the public reference facilities maintained by the Commission at 450 5th Street, N.W., Washington, D.C. 20549 and at its regional offices located at 500 West Madison Street, Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 5th Street, N.W., Washington, D.C. 20549, at prescribed rates.

This Prospectus, which constitutes part of a Registration Statement filed by the Company with the Commission under the Securities Act of 1933, as amended, omits certain of the information contained in the Registration Statement. Reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the securities offered hereby. The Registration Statement, including the exhibits filed or incorporated by reference as a part thereof, may be inspected without charge at the public reference facilities of the Commission at 450 5th Street, N.W., Washington, D.C. 20549, and copies may be obtained from the Commission at prescribed rates. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. Further information about the 1985 Plan and the 1998 Plan and their administrators may be obtained by contacting David L. Voltz, Secretary of the Company, whose address and telephone number are set forth below.

The Commission maintains an Internet web site that contains reports, proxy and information statements, and other information regarding issuers who file electronically with the Commission, such as the Company. The address of that site is http://www.sec.gov.

If a copy of the Company's annual report to shareholders for the last fiscal year was not furnished with this Prospectus, a copy of such report may be obtained, without charge, from the Company upon written or oral request to: L.
B. Foster Company, David L. Voltz, Secretary, 415 Holiday Drive, Pittsburgh, PA 15220, telephone number (412) 928-3431. Participants in the Plans will receive copies of all reports, proxy statements and other communications distributed to shareholders of the Company.

                                  THE 1985 PLAN

The 1985 Long-Term Incentive Plan became effective January 1, 1985 and was approved at the 1985 annual meeting of stockholders. The Board of Directors on February 6, 1987 amended the Plan in a number of respects by adopting the 1985 Long-Term Incentive Plan as Amended and Restated, which was approved at the 1987 annual meeting of stockholders. At the 1990 annual meeting the Plan was amended by increasing from 800,000 to 1,000,000 the maximum number of shares issuable upon the exercise of options or stock appreciation rights. The Plan was further amended July 30, 1992 to bring the Plan in compliance with the requirements of Rule 16b-3 (as amended May 1, 1991) under the Securities Exchange Act of 1934, as amended, and remove certain restrictions and procedures which are no longer necessary in order to comply with that Rule. The July 1992 amendments have no effect on stock options granted prior to those amendments, except to the extent that the stock option agreement may be amended in writing in accordance with the Plan. At the 1994 annual meeting the stockholders approved amendments to the Plan which increased from 1,000,000 to 1,500,000 the maximum number of shares of common stock issuable upon the exercise of options or stock appreciation rights and extended from January 1, 1995 to January 1, 2005 the termination date of the Plan. Finally, on May 25, 2005 the Plan was amended by deleting the authority to award stock appreciation rights ("SARs") to optionees. No SARs or Incentive Stock Options have been awarded under the Plan. The 1985 Long-Term Incentive Plan as Amended and Restated, as in effect at the date of this Prospectus, is hereinafter referred to as the "1985 Plan".

The 1985 Plan expired January 1, 2005; however, options granted prior to the expiration date remain in effect in accordance with their terms. The purpose of the 1985 Plan was to provide financial incentives for selected key personnel and directors of the Company and its subsidiaries, thereby promoting the long-term growth and financial success of the Company by (i) attracting and retaining personnel and directors of outstanding ability, (ii) strengthening the Company's capability to develop, maintain and direct a competent management team, (iii) motivating key personnel to achieve long-range performance goals and objectives and (iv) providing incentive compensation opportunities competitive with those of other corporations.

The 1985 Plan was neither qualified under Section 401 of the Internal Revenue Code nor subject to any provisions of the Employee Retirement Income Security Act of 1974.

The following summary of the 1985 Plan is qualified in its entirety by reference to the 1985 Plan, copies of which have been filed with the Commission and furnished to the recipients of stock options.

Eligibility

The 1985 Plan authorized the granting of stock options to officers and employees of the Company and its subsidiaries who occupy responsible executive, professional or administrative positions and who have the capacity to contribute to the success of the Company. Options could also be granted to directors of the Company and its subsidiaries who were not employees of the Company or a subsidiary. Employees were required to be in grade level 15 or above or otherwise selected for participation. As of May 25, 2005 there were 27 participants in the 1985 Plan.

Administration

Awards to participants are administered by a committee composed of two or more directors of the Company, each of whom is a "non-employee director" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, (the "Committee"). Members of the Committee are appointed by and serve at the pleasure of the Board of Directors. The Committee was authorized, in its discretion but within the parameters set forth in the 1985 Plan, to determine those officers, employees and directors who shall receive awards, the number of shares to be optioned and the time or times when awards shall be made, and to grant such awards. The Committee is authorized to interpret the terms and provisions of the 1985 Plan. The Committee's interpretations of the awards are final and conclusive as to all interested parties. The Committee has general authority to interpret the Plan and establish rules and regulations for its administration. As of the date of this Prospectus, the members of the Committee were John W. Puth, 5215 Old Orchard Road, Skokie, IL 60077, William H. Rackoff, 3 Twin Pine Court, Pittsburgh, PA 15215, and Henry J. Massman IV, 1010 West 65th Street, Kansas City, MO 64113.

Stock Option Grants

Up to 1,500,000 shares of common stock of the Company may be issued or delivered by the Company under the 1985 Plan, which may include newly-issued or treasury shares. The number and kind of shares that may be issued, the number of shares subject to outstanding options, the exercise (purchase) price per share and other relevant provisions are subject to appropriate adjustment for stock splits, stock dividends, reverse splits, recapitalizations, a merger in which the Company is the surviving corporation or other similar capital changes. Such adjustment shall be as determined by the Board of Directors, whose determination shall be binding on all persons.

Nonqualified stock options. The stock options granted under the 1985 Plans are "nonqualified" in that they do not qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

Terms and Provisions of Stock Options

The Committee was authorized to determine the terms and provisions of stock options granted under the 1985 Plan provided that (a) the exercise price must be not less than the fair market value (as defined) of the stock and (b) the option must expire no later than ten years from the date of grant. The terms and provisions of option grants were not required to be uniform. Unless otherwise provided in the stock option agreement, (a) the options are exercisable in cumulative annual installments in the amount of 25% of the shares optioned, commencing on the first anniversary of the grant, (b) in the case of death, the option may be exercised by the optionee's legal representative within 12 months after the date of death, but only to the extent the option was exercisable at the time of death, (c) in the case of retirement with the consent of the Company or Permanent Disability, the option may be exercised within three years after termination of service for such reason, but only to the extent that the option was exercisable at the time of such termination of service and (d) if the optionee's service with the Company or a subsidiary of the Company terminates for any reason other than death, retirement with the consent of the Company or Permanent Disability, all options held by the optionee will immediately terminate and may not thereafter be exercised; provided, however, that if the optionee's service terminates more than four years after the grant of the option and if the optionee's service is not terminated for "cause", the optionee may exercise the option within 30 days after such termination of service. Notwithstanding the foregoing, in no event may any option be exercised after the expiration of ten years from the date on which it was granted. "Cause" includes willful or gross neglect of duties or willful misconduct in the performance of duties, so as to cause material harm to the Company or any subsidiary as determined by the Board of Directors; fraud, misappropriation or embezzlement in the performance of duties; or conviction of a felony which, as determined in good faith by the Board of Directors, constitutes a crime involving moral turpitude and results in material harm to the Company or a subsidiary.

The Committee is authorized to determine whether an optionee has retired from service or has suffered Permanent Disability, and its determination shall be binding on all concerned. In the sole discretion of the Committee, a transfer of service to an affiliate of the Company other than a subsidiary of the Company may be deemed retirement from service with the consent of the Company. Except as otherwise provided in the stock option agreement, an optionee's service will be treated as continuing while the optionee is on military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed 90 days or, if longer, the optionee's right to reestablish his or her service is guaranteed by statute or by contract; absent such statute or contract, the optionee's service will be deemed to have terminated on the 91st day of such leave. The Committee is also authorized, in its discretion, to accelerate the date on which an option may be exercised, if it determines that to do so will be in the best interests of the Company and the optionee.

Stock option agreement. Each stock option is evidenced by a stock option agreement in such form and containing such provisions, not inconsistent with the provisions of the 1985 Plan, as the Committee approved. The terms and provisions of such agreements are not uniform. Each optionee should therefore refer to his or her own stock option agreement for the terms and provisions of the option.

Exercise of Stock Options and Disposition of Shares

Manner of exercise. Stock options may be exercised by giving written notice of exercise to the Company specifying the number of shares to be purchased. The notice of exercise must be accompanied by (a) payment in full of the exercise price in cash or by certified or cashier's check or (b) a copy of irrevocable instructions to a broker to promptly deliver to the Company the amount of sale or loan proceeds sufficient to cover the exercise price.

Conditions to delivery of shares. The Company will not be obligated to deliver any shares upon the exercise of an option unless and until, in the opinion of the Company's counsel, all applicable federal, state and other laws and regulations have been complied with. If the outstanding stock at the time of exercise is listed on any stock exchange, no delivery will be made unless and until the shares to be delivered have been listed or authorized for listing upon official notice of issuance on such exchange. Nor will delivery be made until all other legal matters in connection with the issuance and delivery of shares have been approved by the Company's counsel. In this regard, and without limiting the generality of the foregoing, the Company may require from the optionee or the optionee's legal representative such investment representation or such agreement, if any, as counsel for the Company may consider necessary in order to comply with the Securities Act of 1933, as amended, the securities laws of any state and the regulations thereunder, certificates evidencing the shares may be required to bear a restrictive legend, a stop transfer order may be placed with the transfer agent, and there may be restrictions as to the number of shares that can be resold during a given period of time and the manner of sale. Optionees or their legal representatives must take any action reasonably requested by the Company in order to effect compliance with all applicable securities laws and regulations and any listing requirements.

Notice of disposition of shares. Each optionee must notify the Company when any disposition of optioned shares, whether by sale, gift or otherwise, is made by the optionee.

Miscellaneous Provisions

Nontransferability. No stock option awarded under the 1985 Plan is transferable by the optionee other than by will or the laws of descent and distribution. Any transfer contrary to this restriction will nullify the award. Options are exercisable during the optionee's lifetime only by the optionee or the optionee's legal representative.

Shareholder rights. An optionee has no rights as a shareholder with respect to any stock covered by his or her option until the issuance to the optionee of a stock certificate representing such stock.

No right to employment. Neither the establishment of the 1985 Plan nor any action taken by the Company, the Board, or the Committee under the 1985 Plan, nor any provision of the 1985 Plan, shall be construed as giving to any person the right to be retained in the service of the Company or any subsidiary.

Consolidation or merger. In the event of a consolidation or a merger in which the Company is not the surviving corporation, or any other merger in which the shareholders of the Company exchange their shares of stock in the Company for stock of another corporation, or in the event of complete liquidation of the Company, or in the case of a tender offer accepted by the Board of Directors, all outstanding options will thereupon terminate, provided that the Board may, prior to the effective date of any such consolidation or merger, either (a) make all outstanding options immediately exercisable or (b) arrange to have the surviving corporation grant to the optionees replacement options on terms which the Board determines to be fair and reasonable.

Amendments. The Board of Directors may at any time amend the 1985 Plan or amend any outstanding option for the purpose of satisfying the requirements of any changes in applicable laws or regulations or for any other purpose which may at the time be permitted by law, provided that no such amendment shall result in Rule 16b-3 under the Securities Exchange Act of 1934, as amended, becoming inapplicable to any options or without the approval of the shareholders of the Company (a) increase the maximum number of shares of common stock available under the 1985 Plan (subject to adjustment as explained above), (b) reduce the exercise price of options below the prices provided for in the 1985 Plan, (c) extend the time within which options may be granted or (d) extend the period of an outstanding option beyond ten years from the date of grant. No amendment shall adversely affect the rights of any optionee under any award theretofore granted except upon the optionee's written consent to such amendment. Amendments requiring the approval of shareholders may be effected by the Board subject to such approval.

                                  THE 1998 PLAN

On October 23, 1998, the Board of Directors adopted the 1998 Long-Term Incentive Plan which provided for the issuance of options to acquire up to 25,000 shares of the Company's common stock. Options to acquire 25,000 shares of common stock were subsequently awarded to outside directors of the Company. On February 24, 1999, the Board of Directors adopted, subject to shareholder approval, an amended and restated 1998 Long-Term Incentive Plan which, among other things, increased the number of shares of common stock issuable under that Plan from 25,000 to 450,000. On February 2, 2001 the Board of Directors adopted, subject to shareholder approval, an amended and restated 1998 Long-Term Incentive Plan which increased the number of shares which may be issued under that Plan from 450,000 to 900,000. The Plan was approved at the annual meeting of shareholders on May 9, 2001. On May 25, 2005, the Plan was amended by deleting the authority to award stock appreciation rights ("SARs") or Incentive Stock Options to participants and in certain other respects (as so amended, the "1998 Plan"). No SARs or Incentive Stock Options have been awarded under the 1998 Plan. The 1998 Plan will expire on October 22, 2008, unless terminated on an earlier date by the Board. As of May 25, 2005 there were 51 participants in the 1998 Plan.

The purpose of the 1998 Plan is to provide financial incentives for selected key personnel and directors and to enable the Company to offer competitive compensation to them.

The 1998 Plan is neither qualified under Section 401 of the Internal Revenue Code nor subject to any provisions of the Employee Retirement Income Security Act of 1974.

The following summary of the 1998 Plan is qualified in its entirety by reference to the 1998 Plan, copies of which have been filed with the Commission and furnished to the recipients of stock options.

Administration

The 1998 Plan is administered by a Committee consisting of either (a)at least two "non- employee" directors (within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934), or (b) the full Board of Directors. The Committee currently consists of John W. Puth, Henry J. Massman IV and William H. Rackoff. Within the parameters set forth in the 1998 Plan, the Committee has the authority to determine those key employees or directors who shall receive a discretionary award and the terms and conditions of each such award. The Committee may also prescribe regulations for the operation of the 1998 Plan and interpret the 1998 Plan and option agreements issued under the 1998 Plan. In addition to discretionary awards made by the Committee, non-employee directors are automatically awarded options to acquire up to 5,000 shares of common stock after each annual shareholders meeting. These automatic awards are described below under "Automatic Stock Options."

General

Up to 900,000 shares of common stock of the Company may be issued under the 1998 Plan, which may include newly issued or treasury shares. An option's exercise price must be at least the fair market value of the shares on the day the option is granted. Each option must be evidenced by a stock option agreement in a form prescribed by the Committee. Options granted under the 1998 Plan are not transferable other than by will or the laws of descent and distribution.

Options may be exercised by giving written notice of exercise to the Company specifying the number of shares to be purchased. The notice of exercise must be accompanied by (a) payment in full of the exercise price in cash, certified check or other medium acceptable to the Company in its sole discretion or (b) a copy of irrevocable instructions to a broker to promptly deliver to the Company the amount of sale or loan proceeds sufficient to cover the exercise price.

The number of shares that may be issued under the 1998 Plan and the number and price of shares subject to outstanding options are subject to appropriate adjustment for stock splits, stock dividends, reverse splits, reclassifications and other similar events.

Each optionee must notify the Company when any disposition of optioned shares, whether by sale, gift or otherwise, is made by the optionee.

Awards under the 1998 Plan consist of "non-qualified" stock options in that they do not qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

Automatic Stock Options

Immediately after each annual meeting of shareholders each non-employee director who is elected at the meeting or whose term in office continues after the meeting is automatically granted an option to purchase up to 5,000 shares of common stock, subject to adjustment for any future stock splits, stock dividends, reverse splits, reclassifications or other similar events (the "Automatic Options"). The Automatic Options have an exercise price per share equal to the fair market value of the common stock on the date of the meeting, have a term of 10 years and are immediately exercisable.

When a director has served less than five years, the director may exercise his or her Automatic Options only within one year after termination of service, unless the director's service is terminated due to death, disability or retirement with the consent of the Company, in which case the options may be exercised during their full ten year term. A director who has served five years or longer may exercise his or her Automatic Options during their full ten year term. Notwithstanding the foregoing, if a director is removed for cause, all of his or her Automatic Options shall immediately terminate.

Discretionary Stock Options

In addition to the Automatic Options, stock options may be granted to key personnel and directors, including both employee directors and non-employee directors, in the discretion of the Committee ("Discretionary Options"). Discretionary Options granted to directors are hereinafter referred to as "Director Options." Discretionary Options are subject to the following provisions of the 1998 Plan, and the terms and provisions of such options need not be uniform:

Eligibility. Discretionary Options may be granted by the Committee to directors or to key employees who occupy a responsible executive, sales, professional or administrative position and, in the Committee's view, have the capacity to contribute to the success of the Company. In addition to the Company's non-employee directors, the Company has 81 employees, out of approximately 620 total employees, whose grade level makes them likely candidates for option awards.

Exercise Price. The exercise price of Discretionary Options is determined by the Committee, but shall be not less than the fair market value of the common stock on the date of grant.

Term. The term of Discretionary Options is determined by the Committee, but shall not exceed 10 years from the date of grant. Director Options have the same early-termination provisions as Automatic Options. The early-termination provisions of the 1998 Plan as to all other Discretionary Options are the same as those of the 1985 Plan. See "THE 1985 PLAN - Terms and Provisions of Stock Options."

Vesting. Options granted to outside directors are immediately exercisable. Except as otherwise provided in the option agreement, all other Discretionary Options may be exercised in cumulative annual installments, each for one-fourth of the total optioned shares, commencing one year from the date of grant.

Amendments and Termination

The Board of Directors may at any time amend the 1998 Plan or amend any outstanding option for purposes of satisfying the requirements of any changes in applicable laws or regulations or, in the case of Discretionary Options, for any other purpose which may at the time be permitted by law; provided, however, that no such amendment is permissible if it would result in Rule 16b-3 becoming inapplicable to any options, nor may any such amendment adversely affect the rights of any participant in the 1998 Plan under any option theretofore granted to such participant except upon his or her written consent to such amendment.

The Board may terminate the 1998 Plan at any time. However, awards made prior to the expiration or termination of the 1998 Plan will remain in effect in accordance with their terms. In the event of a consolidation or merger in which the Company is not the surviving corporation, or any other merger in which the shareholders of the Company exchange their shares of stock in the Company for stock of another corporation, or in the event of complete liquidation of the Company, or in the case of a tender offer accepted by the Board, all outstanding stock options shall thereupon terminate, provided that the Board may, prior to the effective date of any such consolidation or merger, either (a) make all outstanding options immediately exercisable or (b) arrange to have the surviving corporation grant to the participants replacement options on terms which the Board shall determine to be fair and reasonable.

                     CERTAIN FEDERAL INCOME TAX CONSEQUENCES

Under the Internal Revenue Code of 1986 as in effect on the date of this Prospectus, there is no taxable income to an optionee when an option is granted to him or her under the 1985 or 1998 Plan; however, upon the exercise of the option, the excess of the fair market value of the underlying shares on the date of exercise over the option exercise price for such shares will be taxable to the optionee as ordinary income. The Company will be entitled to a corresponding tax deduction for any amounts which are taxable to an optionee as ordinary income. If at any time an optionee is treated as receiving ordinary income and at that time he or she is employed by the Company or any of its affiliates, the Company may be required to withhold federal income taxes and also may be required to withhold contributions under the Federal Insurance Contributions Act
(FICA) from either the source of such ordinary income or other income payable to the optionee. In addition, whenever stock is to be delivered to an optionee, the Company may (a) require the optionee to remit an amount in cash sufficient to satisfy all federal, state and local tax withholding requirements related thereto, (b) withhold such required withholding from compensation otherwise due to the optionee or (c) any combination of (a) and (b).

Because of the complexity of the federal income tax laws and the possibility of changes therein, and because the tax consequences to a particular optionee will at least in part depend upon his or her personal financial situation, optionees are urged to consult their personal tax advisors before exercising their options or reselling shares acquired under the 1985 Plan or the 1998 Plan. Optionees should also consult their personal tax advisors as to the state, local and federal estate tax consequences of such transactions.

                               OUTSTANDING OPTIONS

The following table sets forth information concerning the stock options outstanding at the date of this Prospectus under the 1985 Plan and the 1998 Plan.

                 Per Share             Expiration            Percent
Grant Date       Exercise Price        Date(1)                Vested

5/8/96            4.125                   5/7/06                100
7/30/97           4.875                  7/29/07                100
8/13/98           5.25                   8/12/08                100
10/14/98          3.9375                10/13/08                100
10/23/98          4.38                  10/22/08                100
10/23/98 (2)      4.38                  10/22/08                100
12/16/98          6.00                  12/15/08                100
12/16/98 (2)      6.00                  12/15/08                100
7/16/99           5.75                   7/15/09                100
10/19/99 (2)      5.375                 10/18/09                100
3/1/00            4.44                   2/28/10                100
3/1/00   (2)      4.44                   2/28/10                100
5/10/00  (2)      3.625                   5/9/10                100
8/3/00   (2)      3.563                   8/2/10                100
10/11/00          3.44                  10/10/10                100
2/2/01            2.75                    2/1/11                100
2/2/01   (2)      2.75                    2/1/11                100
5/9/01   (2)      3.65                    5/8/11                100
12/12/01 (2)      4.75                  12/11/11                 75
5/15/02  (2)      5.50                   5/14/12                100
5/15/02  (2)      5.50                   5/14/12                 75
7/26/02  (2)      4.30                   7/25/12                 50
12/10/02 (2)      4.10                   12/9/12                 50
5/13/03  (2)      4.23                   5/12/13                 50
5/13/03  (2)      4.23                   5/12/13                100
5/26/04  (2)      7.81                   5/24/14                100
10/22/04 (2)      8.01                  10/21/14                  0
12/13/04 (2)      9.30                  12/12/14                  0
 ----------------
(1) Unless terminated on an earlier date as a result of termination of service, death or permanent disability, as more fully set forth in the stock option agreements.
(2) Granted under the 1998 Plan.

As of May 25, 2005, options for 1,046,200 shares had been exercised under the 1985 Plan and options for 172,000 shares had been exercised under the 1998 Plan.

                         CERTAIN SELLING SECURITYHOLDERS

The following table sets forth information as of the date of this Prospectus concerning the officers and directors of the Company who hold options granted under the 1985 Plan or the 1998 Plan. Shares of common stock acquired by such officers and directors under either plan through the exercise of stock options may be resold by them using this Prospectus.

                                                         Common        Common
                                                         Shares        Shares
Name                       Position with the Company     Owned        Optioned


Alec C. Bloem              Sr. Vice President             4,961         65,000
                           Concrete Products

Merry L. Brumbaugh         Vice President - Tubular       2,489         25,000
                           Products

Samuel K. Fisher           Sr. Vice President - Rail      9,805         41,250

Donald L. Foster           Sr. Vice President-
                           Construction                       0         40,000

Lee B. Foster II           Chairman                     206,992        192,500

Stan L. Hasselbusch        President and  Chief          63,454        220,000
                           Executive Officer

Robert J. Howard           Vice President - Human           241         25,000
                           Resources

Gregory W. Lippard         Vice President - Rail
                           Products Sales                 1,785         19,000

John F. Kasel              Vice President - Operations        0         25,000

Henry J. Massman IV        Director                      11,829         35,000

Diane B. Owen              Director                       6,046         15,000

Linda K. Patterson         Controller                     3,508         20,000

                                                         Common        Common
                                                         Shares        Shares
Name                       Position with the Company     Owned        Optioned

John W. Puth               Director                      42,746         60,000

William H. Rackoff         Director                      32,746         45,000

David J. Russo             Senior Vice President,         3,552         50,000
                           Chief Financial Officer
                           and Treasurer

David L. Voltz             Vice President,               20,515         35,000
                           General Counsel
                           and Secretary

                                  LEGAL OPINION

The validity of the common stock offered hereby has been passed upon for the Company by its counsel, Klett Rooney Lieber & Schorling, a Professional Corporation, 40th Floor, One Oxford Centre, Pittsburgh, Pennsylvania 15219.

                       DOCUMENTS INCORPORATED BY REFERENCE

The Company's Annual Report on Form 10-K for the year ended December 31, 2004, its Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 its Form 8-K dated January 24, 2005, its Form 8-K dated January 28, 2005, its Form 8-K dated February 16, 2005 and the descriptions of its Common Stock, $.01 par value, and Common Stock purchase rights contained in the Company's Registration Statements on Form 8-A, as may from time to time be amended, filed with the Securities and Exchange Commission, are incorporated herein by reference. In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date of this Prospectus, and prior to the filing of a post-effective amendment to the Registration Statement of which this Prospectus forms a part which indicates that all securities covered by this Prospectus have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus has been delivered, upon written or oral request, a copy of any and all of the documents incorporated by reference herein (not including exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be directed to David L. Voltz, Secretary, L. B. Foster Company, 415 Holiday Drive, Pittsburgh, PA 15220, telephone number (412) 928-3431.

                                 BACK COVER PAGE

                               L.B. FOSTER COMPANY

              1985 Long-Term Incentive Plan as Amended and Restated

              1998 Long-Term Incentive Plan as Amended and Restated

No person is authorized to give any information or to make any representation not contained in this Prospectus in connection with the offer contained herein, and if given or made, such information or representation not contained herein must not be relied upon as having been authorized by the company. This Prospectus does not constitute an offer of stock in any jurisdiction where such offer would be unlawful. The delivery of this Prospectus at any time does not imply that the information herein is correct as of any time subsequent to its date.

TABLE OF CONTENTS
                                                                      Page

Available Information............................................        2
The 1985 Plan....................................................        3
    Eligibility..................................................        4
    Administration...............................................        4
    Stock Option Grants .........................................        4
    Terms and Provisions of Stock Options .......................        5
    Exercise of Stock Options and Disposition of Shares.........         6
    Miscellaneous Provisions ....................................        7
The 1998 Plan....................................................        8
     Administration..............................................        8
     General.....................................................        9
     Automatic Stock Options.....................................        9
     Discretionary Stock Options.................................       10
     Amendments and Termination..................................       10
Certain Federal Income Tax Consequences .........................       11
Outstanding Options..............................................       12
Certain Selling Securityholders..................................       13
Legal Opinion....................................................       15
Documents Incorporated By Reference .............................       15



Amended Prospectus dated May 25, 2005